Free Writing Prospectus
Filed pursuant to Rule 433
March 21, 2011
Registration Statement No. 333-167603 and
Relating to
Preliminary Prospectus Supplement dated March 21, 2011 to
Prospectus dated February 7, 2011

Term sheet

Free Writing Prospectus Dated March 21, 2011

$1,250,000,000
Quest Diagnostics Incorporated

$300,000,000 3.200% Senior Notes due 2016
$550,000,000 4.700% Senior Notes due 2021
$200,000,000 5.750% Senior Notes due 2040
$200,000,000 Floating Rate Senior Notes due 2014

3.200% Senior Notes due 2016

Issuer:	Quest Diagnostics Incorporated

Principal Amount:	$300,000,000

Maturity Date:	April 1, 2016

Trade Date:	March 21, 2011

Original Issue Date (Settlement):	March 24, 2011

Interest Accrual Date:	March 24, 2011

Issue Price (Price to Public):	99.907%

Yield:	3.220%

Interest Rate:	3.200% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each April 1 and October 1, commencing October 1, 2011

Treasury Benchmark:	2 1/8% due February 29, 2016

Spread to Benchmark:	T+120 bps

Benchmark Yield:	2.020%

Optional Redemption:	At any time and from time to time, the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

  100% of principal amount of the notes to be redeemed, and

  the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 20 basis points, plus accrued interest to the date of redemption which has not been paid.

Special Mandatory Redemption:	Unlike the 4.700% Senior Notes due 2021 and the Floating Rate Senior Notes due 2014, the Special Mandatory Redemption provisions do not apply to the 3.200% Senior Notes due 2016.

CUSIP: ISIN:	74834L AR1 US74834LAR15
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Goldman, Sachs & Co. RBS Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

Conflicts of Interest:

Certain affiliates of Credit Agricole Securities (USA) Inc. and Mitsubishi UFJ Securities (USA), Inc., who are co-managers in this offering, are lenders to us under our secured receivables credit facility and will receive 5% of the net proceeds of this offering by reason of the repayment of amounts outstanding under such credit facility. Accordingly, such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. No underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; Goldman, Sachs & Co. toll free at 1-866-471-2526; RBS Securities Inc. toll free at 1-866-884-2071; J.P. Morgan Securities LLC collect at 1-212-834-4533 and Wells Fargo Securities, LLC toll free at 1-800-326-5897.

4.700% Senior Notes due 2021

Issuer:	Quest Diagnostics Incorporated

Principal Amount:	$550,000,000

Maturity Date:	April 1, 2021

Trade Date:	March 21, 2011

Original Issue Date (Settlement):	March 24, 2011

Interest Accrual Date:	March 24, 2011

Issue Price (Price to Public):	99.833%

Yield:	4.721%

Interest Rate:	4.700% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each April 1 and October 1, commencing October 1, 2011

Treasury Benchmark:	3 5/8% due February 15, 2021

Spread to Benchmark:	T+140 bps

Benchmark Yield:	3.321%

Optional Redemption:	At any time and from time to time, the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

  100% of principal amount of the notes to be redeemed, and

  the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 25 basis points, plus accrued interest to the date of redemption which has not been paid.

Special Mandatory Redemption:

In the event that Quest Diagnostics has failed to consummate the acquisition of Athena Diagnostics on or prior to October 31, 2011, or the related Stock Purchase and Sale Agreement is terminated at any time prior thereto, Quest Diagnostics must redeem the notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest from the date of initial issuance to but excluding the special mandatory redemption date.

CUSIP:	74834L AS9

ISIN:	US74834LAS97
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Goldman, Sachs & Co RBS Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

Conflicts of Interest:

Certain affiliates of Credit Agricole Securities (USA) Inc. and Mitsubishi UFJ Securities (USA), Inc., who are co-managers in this offering, are lenders to us under our secured receivables credit facility and will receive 5% of the net proceeds of this offering by reason of the repayment of amounts outstanding under such credit facility. Accordingly, such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. No underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; Goldman, Sachs & Co. toll free at 1-866-471-2526; RBS Securities Inc. toll free at 1-866-884-2071; J.P. Morgan Securities LLC collect at 1-212-834-4533 and Wells Fargo Securities, LLC toll free at 1-800-326-5897.

5.750% Senior Notes due 2040 (the
“Series 2040 Notes”)

Issuer: Principal Amount: Maturity Date:

Quest Diagnostics Incorporated

$200,000,000

January 30, 2040

The Series 2040 Notes offered hereby represent a reopening of the 5.750% Senior Notes due 2040 issued on November 17, 2009 and will be consolidated with, and will form a single series under the indenture with, the $250,000,000 aggregate principal amount of 5.750% Senior Notes due 2040 that were issued on November 17, 2009.

Trade Date: Original Issue Date (Settlement): Interest Accrual Date: Issue Price (Price to Public):	March 21, 2011 March 24, 2011 January 30, 2011 97.263% plus accrued interest from January 30, 2011 (“pre-issuance accrued interest”)

Yield: Interest Rate: Interest Payment Period: Interest Payment Dates: Treasury Benchmark: Spread to Benchmark: Benchmark Yield: Optional Redemption:

5.949%

5.750% per annum from January 30, 2011 (as if they had been issued on such date)

Semi-annual

Each January 30 and July 30, commencing July 30, 2011

4 1/4% due November 15, 2040

T+150 bps

4.449%

At any time and from time to time, the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

  100% of principal amount of the notes to be redeemed, and

  the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 25 basis points, plus accrued interest to the date of redemption which has not been paid.

Special Mandatory Redemption:	Unlike the 4.700% Senior Notes due 2021 and the Floating Rate Senior Notes due 2014, the Special Mandatory Redemption provisions do not apply to the 5.750% Senior Notes due 2040.

Limitation on Subsidiary Indebtedness	Unlike the 3.200% Senior Notes due 2016, the 4.700% Senior Notes due 2021 and
and Preferred Stock:	the Floating Rate Senior Notes due 2014, the following language under
“Description of Notes —Limitation on Subsidiary Indebtedness and Preferred
Stock” shall not apply to the Series 2040 Notes:

“shares of Preferred Stock held by Quest Diagnostics or a subsidiary of Quest
Diagnostics;”

Additional United States Federal	The following discussion supplements, and should be read in conjunction with, the
Income Tax Considerations:	discussion in the preliminary prospectus supplement under the heading “United
States Federal Income Tax Considerations”. Terms used in this discussion but not defined in this discussion have the meanings ascribed to them elsewhere in the preliminary prospectus supplement or in “United States Federal Income Tax
Considerations” in the preliminary prospectus supplement.

Quest Diagnostics intends to treat the Series 2040 Notes offered hereby as issued pursuant to a “qualified reopening” of the Series 2040 Notes that were issued on
November 17, 2009 with an issue price of 98.491% (the “Existing Notes”). For
United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments.
Under the treatment described in this paragraph, all of the Series 2040 Notes offered hereby will be deemed to have the same issue date and the same issue price as the Existing Notes. The remainder of this discussion assumes the correctness of the treatment discussed in this paragraph.

A portion of the price paid for the Series 2040 Notes offered hereby will be allocable to unpaid stated interest that “accrued” prior to the date such Series 2040
Notes are sold pursuant to this offering (the “Pre-Issuance Accrued Stated
Interest”). Quest Diagnostics intends to treat a portion of the first stated interest payment on the Series 2040 Notes offered hereby in an amount equal to the Pre-
Issuance Accrued Stated Interest as a return of the Pre-Issuance Accrued Stated
Interest and not as an amount payable on such Series 2040 Notes. Amounts treated as a return of the Pre-Issuance Accrued Stated Interest should not be taxable to a United States Holder when received. Prospective investors should consult their own tax advisors regarding the Pre-Issuance Accrued Stated Interest.

CUSIP:	74834L AQ3

ISIN:	US74834LAQ32

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
RBS Securities Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.

Conflicts of Interest:	Certain affiliates of Credit Agricole Securities (USA) Inc. and Mitsubishi UFJ
Securities (USA), Inc., who are co-managers in this offering, are lenders to us under our secured receivables credit facility and will receive 5% of the net proceeds of this offering by reason of the repayment of amounts outstanding under such credit facility. Accordingly, such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial

Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. No underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; Goldman, Sachs & Co. toll free at 1-866-471-2526; RBS Securities Inc. toll free at 1-866-884-2071; J.P. Morgan Securities LLC collect at 1-212-834-4533 and Wells Fargo Securities, LLC toll free at 1-800-326-5897.

Floating Rate Senior Notes due 2014

Issuer:

Principal Amount:

Maturity Date:

Trade Date:

Original Issue Date (Settlement):

Interest Accrual Date:

Issue Price (Price to Public):

Interest Rate:

Interest Payment Period:

Interest Payment Dates:

Quest Diagnostics Incorporated

$200,000,000

March 24, 2014

March 21, 2011

March 24, 2011

March 24, 2011

100.000%

3-month LIBOR + 85 basis points

Quarterly

Each March 24, June 24, September 24 and December 24, commencing June 24, 2011

Day Count Convention: Optional Redemption: Special Mandatory Redemption:

Actual/360

Not redeemable other than as described below.

In the event that Quest Diagnostics has failed to consummate the acquisition of Athena Diagnostics on or prior to October 31, 2011, or the related Stock Purchase and Sale Agreement is terminated at any time prior thereto, Quest Diagnostics must redeem the notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest from the date of initial issuance to but excluding the special mandatory redemption date.

CUSIP: ISIN: Joint Book-Running Managers:	74834L AT7 US74834LAT70 Morgan Stanley & Co. Incorporated Goldman, Sachs & Co. RBS Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

Conflicts of Interest:

Certain affiliates of Credit Agricole Securities (USA) Inc. and Mitsubishi UFJ Securities (USA), Inc., who are co-managers in this offering, are lenders to us under our secured receivables credit facility and will receive 5% of the net proceeds of this offering by reason of the repayment of amounts outstanding under such credit facility. Accordingly, such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. No underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; Goldman, Sachs & Co. toll free at 1-866-471-2526; RBS Securities Inc. toll free at 1-866-884-2071; J.P. Morgan Securities LLC collect at 1-212-834-4533 and Wells Fargo Securities, LLC toll free at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.